                                                                    EXHIBIT 12.1
                      Visteon Corporation and Subsidiaries
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                -------------------------------------------------
                                  (in millions)

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

                                                         First Nine
                                                           Months             For the Years Ended December 31,
                                                           -------    ---------------------------------------------------
                                                            2002       2001       2000       1999       1998        1997
                                                           -------    -------    -------    -------    -------    -------
Earnings
---------
Income/(loss) before income taxes                          $   (68)   $  (169)   $   439    $ 1,172    $ 1,116    $   815
Earnings of non-consolidated affiliates                        (30)       (24)       (56)       (47)       (26)       (29)
Cash dividends received from non-consolidated affiliates        16         12         17         24         17         16
Fixed charges                                                  106        174        215        173        103        106
Capitalized interest, net of amortization                        -         (2)        (3)        (1)         1         (8)
                                                           -------    -------    -------    -------    -------    -------
     Earnings                                              $    24    $    (9)   $   612    $ 1,321    $ 1,211    $   900
                                                           =======    =======    =======    =======    =======    =======

Fixed Charges
--------------
Interest and related charges on debt                       $    83    $   139    $   176    $   149    $    86    $    94
Portion of rental expense deemed to be interest                 23         35         39         24         17         12
                                                           -------    -------    -------    -------    -------    -------
     Fixed charges                                         $   106    $   174    $   215    $   173    $   103    $   106
                                                           =======    =======    =======    =======    =======    =======

Ratios
-------
Ratio of earnings to fixed charges*                            N/A        N/A        2.8        7.6       11.8        8.5
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* For the First Nine Months 2002 and the year ended December 31, 2001, fixed charges exceeded earnings by $82 million and $183 million, respectively, resulting in a ratio of less than one.